September 16, 2009

Reporters May Contact:

Kelly Polonus, Great Southern Bank, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc.
declares quarterly dividend of $.18 per common share

Springfield, Mo. – The Board of Directors of Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, declared an $.18 per common share dividend for the third quarter of the calendar year ending December 31, 2009.

The dividend will be payable on October 14, 2009, to shareholders of record on September 30, 2009.

Great Southern offers banking, investment, insurance and travel services. Headquartered in Springfield, Mo., Great Southern operates 71 retail banking centers and more than 200 ATMs in Missouri, Iowa, Kansas, and Nebraska. The company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., and St. Louis.  Great Southern Bancorp is a public company and its common stock (ticker: GSBC) is listed on the NASDAQ Global Select stock exchange.

www.greatsouthernbank.com

Forward-Looking Statements

When used in future filings by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.